Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces First Quarter Fiscal Year 2020 Results

Mitchel Field, NY, September 16, 2019 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) reported revenues for the first quarter of fiscal 2020 ended July 31, 2019, of $12.6 million compared to $11.0 million for the first quarter of fiscal 2019. The Company reported an operating loss of $780,000 for the first quarter of fiscal 2020 compared to operating income of $85,000 for the same period of fiscal 2019. Net loss was $591,000 or ($0.07) per diluted share compared to net income of $31,000 or less than $0.01 per diluted share for the first quarter of fiscal 2019.

FEI CEO, Stan Sloane, commented on first quarter results, “I am very encouraged by bookings this year. We continue to see increases in new business opportunities and, once again this quarter, the total number of bids outstanding is the largest in company history. This bodes well for future growth. While there is a lag between booking and revenue recognition, bookings are the best indicators of future revenue growth. While revenue increased period to period, we are incurring additional engineering costs associated with product developments that impacted gross margins. These developments are pushing the state of the art technically and while we work our way through the short term technical developments, the new capabilities these products afford for precision time and frequency distribution, electronic warfare capabilities and RF distribution, are expected to generate significant future business.”

Fiscal 2020 Selected Financial Metrics and Other Items

-

First quarter sales for non-space related U.S. Government/DOD, end use were $6.7 million compared to $4.8 million for the same period of fiscal 2019. Sales for U.S. Government/DOD non-space end use accounted for approximately 54% of consolidated revenues for the first quarter compared to 44% of consolidated revenues for the first quarter of fiscal 2019.

-

For the first quarter of fiscal 2020 satellite related revenues, both for Government/DOD and commercial end use were approximately $3.9 million compared to $5.5 million for the same period of fiscal 2019. Commercial and U.S. Government satellite payload programs accounted for approximately 31% of consolidated revenues for the first quarter, compared to 50% in the first quarter of fiscal 2019.

-

Sales for other commercial and industrial applications were approximately $1.9 million for the first quarter fiscal 2020 compared to $0.7 million for the same period of fiscal 2019. Commercial and industrial applications accounted for approximately 15% of consolidated revenues for the first quarter, compared to 6% in the same quarter of the prior year.

-	Research and development expense was $2.3 million in the first quarter of fiscal 2020 compared to $1.6 million for the same period of fiscal 2019.

-	For the quarter ended July 31, 2019 the Company generated nominal positive cash flows from operation

-	Backlog at the end of the quarter ended July 31, 2019 was approximately $35 million.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Monday, September 16, 2019, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-844-407-9500. International callers may dial 1-862-298-0850. Ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), use pin 53664 for one week following the call. Subsequent to that, the call can be accessed via a link available on the company’s website through December 16, 2019.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other government, military and commercial, systems including C4ISR, EW, missiles, UAVs, aircraft, secure communications, energy exploration and wireline and wireless communication networks. With over one thousand systems delivered to defense department and commercial customers, Frequency has received more than 100 awards for excellence in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides sub-systems for Electronic Warfare (“EW”) and added resources for state-of-the-art RF microwave products. Frequency's Morion affiliate supplies high-quality, cost effective oscillators and quartz components for commercial applications. Additional information is available on the Company’s website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact information: Stanton Sloane, President, Chief Executive Officer, Steven Bernstein, Chief Financial Officer    Martin Bloch, Executive Chairman of the Board

Telephone:     (516) 794-4500                  WEBSITE:     www.frequencyelectronics.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Quarter Ended July 31,
	2019	2018
	(unaudited)	(unaudited)
	(in thousands except per share data)
Revenues	$12,554	$11,011
Cost of revenues	8,601	6,737
Gross margin	3,953	4,274
Selling and Administrative	2,453	2,540
Research and Development	2,280	1,649
Operating (Loss) Income	(780)	85
Interest and Other, Net	209	(47)
(Loss) Income before Income Taxes	(571)	38
Income Tax Provision	20	7
Net (Loss) Income	$(591)	$31

Net (loss) income per share:
Basic	$(0.07)	$0.00
Diluted	$(0.07)	$0.00

Weighted Average Shares Outstanding:
Basic and diluted	9,001	8,876
Basic and diluted	9,001	8,990

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	July 31, 2019	April 30, 2019
	(unaudited)	(unaudited)
	(in thousands)
ASSETS
Cash & Marketable Securities	$11,255	$11,882
Accounts Receivable, Net	7,328	6,362
Costs and Estimated Earnings in Excess of Billings, Net	7,204	6,670
Inventories, Net	23,201	23,356
Other Current Assets	2,549	3,082
Current Assets Held for Sale	-	1,347
Property, Plant & Equipment, Net	13,151	13,038
Right –of –Use Assets	11,840	-
CSV of Life Insurance	14,466	14,292
Other Assets	4,170	6,540
Non-Current Assets Held for Sale	-	202
	$95,164	$86,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Lease liability, current	$1,883	$-
Other current liabilities	4,661	4,759
Current Liabilities Held for Sale	-	1,078
Non-Current Lease Liability	10,193	-
Other Long-term Obligations	15,591	15,592
Non-Current Liabilities Held for Sale	-	2,253
Stockholders’ Equity	62,836	63,089
	$95,164	$86,771